Free Writing Prospectus

Filed Pursuant to Rule 433

 Registration No. 333-132936-14

January 4, 2008

Subscription until Jan. 18, 2008

Select Method Reverse Convertible Notes • 5 separate 6 month deals linked to: ATI | CX | GOOG | RIG | SLB	Offering Period Closes on: Jan. 18, 2008

This free writing prospectus relates to separate Reverse Convertible Notes offerings, each of which is identified by reference to the underlying shares (set forth in the table below) to which it is linked.  We refer to the underlying shares as the Reference Shares.  The following are summary indicative terms (subject to change and completion) that relate to each separate Reverse Convertible Notes offering.

SELECT METHOD REVERSE CONVERTIBLE NOTES	HOLT SCORING METHODOLOGY - OVERVIEW

The Select Method Reverse Convertible Notes (‘SM ReCons’) allow investors to receive an enhanced coupon on a monthly basis regardless of the movements in the Reference Shares.  The SM ReCons will provide a return of the principal amount if the closing price of the Reference Shares has not been less than the Knock-In Level during the term of the securities.  If the closing price of the Reference Shares is less than the Knock-In Level at any time during the term of the securities, an investor could lose part or all of its principal amount.

HOLT is a service of Credit Suisse.  The selection of Reference Shares for each Select Method Reverse Convertibles Notes offering employs the rules-based HOLT scoring methodology that attempts to identify stocks that satisfy corporate performance, momentum and valuation characteristics measured objectively by converting a company’s accounting data into cash flows.  This allows comparisons among companies across sectors, regions and over time.

HOLT’s proprietary database includes over 18,000 companies in
The securities are Select Method Reverse Convertible Notes,	more than 55 countries.
which means that the reference shares are issued by one of the companies in (i) the S&P 500® Index with the 30 highest HOLT™ scores or (ii) the S&P Latin America 40 Index with the 10 highest HOLT scores, in each case, according to the HOLT scoring methodology.

This rules-based HOLT scoring methodology assigns a score to each company for several variables in the three categories (corporate performance, momentum and valuation), which are then weighted to give an overall score per company.  The HOLT scoring methodology is not intended to predict the future market or financial performance of any company nor is the ranking of the companies intended to serve as a qualitative ordering of the companies.

INDICATIVE PRODUCT TERMS:

Issuer:	Credit Suisse Acting through its Nassau Branch	the valuation date, OR
Distributor:	Credit Suisse Securities (USA) LLC	ii. If the Final Share Price is at or above the Initial Share Price.
Coupon Rate:	Investors will receive monthly interest payments on the SM ReCons at the relevant rates below and on the interest payment dates set forth in the applicable pricing supplement (30/360).

2) Otherwise, the Redemption Amount is a number of Reference Shares equal to $1,000 divided by the Initial Share Price, plus a cash amount equal to the proportion of the Final Share Price corresponding to any fractional share.

The market value of the Reference Shares you will receive will be less than your principal amount and may be zero.

Denomination:	Minimum initial purchase of U.S. $1,000 per Note and integral multiples of U.S. $1,000 thereafter
Initial Share Price:	Closing price of the Reference Shares on the Trade Date
Final Share Price:	Closing price of the Reference Shares on the Valuation
	Date	RELEVANT DATES:
Knock-In Level:	The Initial Share Price multiplied by a percentage set
	forth below	Offering Period:	Closes on Fri., Jan. 18, 2008 @ 2:00pm ET
Redemption	For each $1,000 principal amount of SM ReCons,	Trade Date:	January 18, 2008
Amount at	a holder will receive a Redemption Amount equal to:	Settlement Date:	January 25, 2008
Maturity:		Valuation Date:	July 21, 2008
	1) $1,000 (100% of the principal amount of your securities) if:	Maturity Date:	July 25, 2008
i. The closing price of the Reference Shares has not been less than the Knock-In Level on any trading day from but not including the trade date to and including

SM RECONS OFFERINGS:

Reference Shares	Ticker	Principal Amount	Coupon Rate p.a.	Initial Share Price	Knock- In Level	CUSIP	ISIN	Prospectus Link
Allegheny Technologies Incorporated	ATI	TBD	19.50%	TBD	80%	22542DCN8	US22542DCN84	2008-6
CEMEX, S.A.B. de C.V.	CX	TBD	16.75%	TBD	80%	22542DCP3	US22542DCP33	2008-7
Google Inc.	GOOG	TBD	12.00%	TBD	80%	22542DCQ1	US22542DCQ16	2008-8
Transocean Inc.	RIG	TBD	12.00%	TBD	80%	22542DCS7	US22542DCS71	2008-9
Schlumberger N.V.	SLB	TBD	11.25%	TBD	80%	22542DCR9	US22542DCR98	2008-10

Credit Suisse • Structured Retail Products • 11 Madison Ave, NY, NY 10010 • 1-888-537-4898 • structured.notes@credit-suisse.com

Investment Considerations

You may lose part or all of your principal amount.  If the closing price of the reference shares on the relevant exchange is less than the knock-in level at any time from but not including the initial setting date to and including the valuation date and the final share price is lower than the initial share price at maturity, you will not be paid 100% of the principal amount of your securities.

You will not receive more than your principal amount at maturity.  At maturity, you will under no circumstances receive more than the principal amount of your securities, and the total payment you receive over the term of the securities will never exceed the principal amount of the securities plus the coupon payments paid during the term of the securities.

No ownership rights in reference shares.  An investment in the securities does not entitle you to any ownership interest or rights in the reference shares, such as voting rights, dividend payments or other distributions.

The securities are most suitable for purchasing and holding until the maturity date.  The securities are a new issue of securities with no established trading market.  Credit Suisse Securities (USA) LLC has informed the Issuer that it intends to make a secondary market in the Securities.  However, Credit Suisse Securities (USA) LLC has no obligation to make a market in the securities and may discontinue any market-making activities at any time without notice, at its sole discretion.

Possible illiquidity of secondary market.  The securities will not be listed on any securities exchange.  We cannot assure you that a secondary market for the securities will develop.  If you have to sell your securities prior to maturity, you may have to sell them at a substantial loss.  The market price of the securities may be influenced by many unpredictable factors.  Many factors, most of which are beyond our control, will influence the market value of the securities and the price at which Credit Suisse may be willing to purchase or sell the securities in the secondary market.

This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities.  Credit Suisse has filed a registration statement (including preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the pricing supplement subject to completion dated January 4, 2008, product supplement dated December 21, 2007, prospectus supplement dated May 7, 2007 and prospectus dated March 29, 2007 to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities.  You should, in particular, review the “Investment Considerations” section herein and the “Risk Factors” section of the product supplement, which sets forth a number of risks related to the securities.  You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the pricing supplement product supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.

You may access these documents on the SEC website at www.sec.gov by clicking on the hyperlink to the prospectus in this document or as follows:

http://www.sec.gov/Archives/edgar/data/1053092/000104746908000088/a2181926z424b2.htm

http://www.sec.gov/Archives/edgar/data/1053092/000104746908000084/a2181927z424b2.htm

http://www.sec.gov/Archives/edgar/data/1053092/000104746908000087/a2181928z424b2.htm

http://www.sec.gov/Archives/edgar/data/1053092/000104746908000081/a2181929z424b2.htm

http://www.sec.gov/Archives/edgar/data/1053092/000104746908000082/a2181930z424b2.htm

HOLTTM is a trademark of Credit Suisse or its affiliates in the United States and other countries.

Credit Suisse • Structured Retail Products • 11 Madison Ave, NY, NY 10010 • 1-888-537-4898 • structured.notes@credit-suisse.com